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                    ARTICLES OF INCORPORATION

                               OF

                ACM GOVERNMENT INCOME FUND, INC.

         FIRST:    (1) The name of the incorporator is Donna L.
Schaeffer.

                   (2) The incorporator's post office address is Wall Street Plaza, New York, New York 10005.

                   (3)  The incorporator is over eighteen years
of age.

                   (4)  The incorporator is forming the
corporation named in these Articles of Incorporation under the general laws of the State of Maryland.

         SECOND:   The name of the corporation (hereinafter
called the "Corporation") is ACM Government Income Fund, Inc.

         THIRD:    The purposes for which the Corporation is
formed are:

                   (a)  to conduct, operate and carry on the
         business of an investment company;

                   (b) to subscribe for, invest in, reinvest in, purchase or otherwise acquire, hold, pledge, sell, assign, transfer, exchange, distribute or otherwise dispose of notes, bills, bonds, debentures and other negotiable or non-negotiable instruments, obligations and evidences of indebtedness, issued or guaranteed as to principal and interest by foreign governments, any agencies or instrumentalities thereof, the United States Government, or any agencies or instrumentalities thereof, any State or local government, or any agencies or instrumentalities thereof, or any other securities of any kind issued by any corporation or other issuer organized under the laws of any foreign country, the United States or any State, territory, possession or subdivision thereof or otherwise, or commodities (including foreign currencies, financial instruments, indexes and any other securities or items which are now, or may hereafter be, the subject of futures contract trading), commodity futures, forward contracts and futures rate agreements, or options on any of the foregoing, to enter into investment contracts with any person or entity, to pay for the same in cash or by the issue of stock, including treasury stock, bonds or notes



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         of the Corporation or otherwise; and to exercise any and
         all rights, powers and privileges of ownership or interest in respect of any and all such investments of every kind and description, including, without limitation, the right to consent and otherwise act with respect thereto, with power to designate one or more persons, firms, associations or corporations to exercise any of said rights, powers and privileges in respect of any said investments;

                   (c) to conduct research and investigations in respect of securities, organizations, business and general business and financial conditions throughout the world for the purpose of obtaining information pertinent to the investment and employment of the assets of the Corporation and to procure any or all of the foregoing to be done by others as independent contractors and to pay compensation therefor;

                   (d)  to borrow money or otherwise obtain
         credit and, from time to time without limit as to amount, to issue, accept, endorse, and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the same by mortgaging, pledging or otherwise subjecting as security the assets of the Corporation, and to endorse, guarantee or undertake the performance of any obligation, contract or engagement of any other person, firm, association or corporation;

                   (e)  to issue, sell, distribute, repurchase,
         redeem, retire, cancel, acquire, hold, resell, reissue, dispose of, transfer and otherwise deal in, shares of stock of the Corporation, including shares of stock of the Corporation in fractional denominations, and to apply to any such repurchase, redemption, retirement, cancellation or acquisition of shares of stock of the Corporation, any funds or property of the Corporation, whether capital or surplus or otherwise, to the full extent now or hereafter permitted by the laws of the State of Maryland and by these Articles of Incorporation;

                   (f)  to conduct its business, promote its
         purposes, and carry on its operations in any and all of its branches and maintain offices both within and without the State of Maryland, in any and all foreign countries, in any and all States of the United States of America, in the District of Columbia, and in any or all commonwealths, territories, dependencies, colonies,


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         possessions, agencies or instrumentalities of the United
         States of America and of foreign governments;

                   (g)  to carry out all or any part of the
         foregoing purposes or objects as principal or agent, or in conjunction with any other person, firm, association, corporation or other entity, or as a partner or member of a partnership, syndicate or joint venture or otherwise, and in any part of the world to the same extent and as fully as natural persons might or could do;

                   (h)  to have and exercise all of the powers
         and privileges conferred by the laws of the State of Maryland upon corporations formed under the laws of such State; and

                   (i)  to do any and all such further acts and
         things and to exercise any and all such further powers and privileges as may be necessary, incidental, relative, conducive, appropriate or desirable for the foregoing purposes.

         The enumeration herein of the objects and purposes of the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which a corporation is empowered to exercise, whether expressly by force of the laws of the State of Maryland now or hereafter in effect, or impliedly by the reasonable construction of the said laws.

         FOURTH:   The post office address of the principal
office of the Corporation within the State of Maryland is 32
South Street, Baltimore, Maryland 21202, in care of The
Corporation Trust, Incorporated.

         The resident agent of the Corporation in the State of Maryland is The Corporation Trust, incorporated, 32 South street,
Baltimore, Maryland 21202.

         FIFTH:    (1) The total number of shares of capital
stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000), all of which shall be Common Stock having a par value of one cent ($.O1) per share and an aggregate par value of Three Million Dollars ($3,000,000) subject to the following provisions:

                   (2) The Corporation may issue shares of stock in fractional denominations to the same extent as its whole shares, and shares in fractional denominations shall be shares of stock having proportionately to the respective fractions


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represented thereby all the rights of whole shares, including without limitation, the right to vote, the right to receive dividends and distributions, and the right to participate upon liquidation of the Corporation, but excluding the right to receive a stock certificate representing fractional shares.

                   (3)  No holder of any shares of stock of the
Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any such shares which the Corporation shall issue or propose to issue; and any and all of the shares of stock of the Corporation, whether now or hereafter authorized, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering same, or any thereof, to any said holder.

                   (4) All persons who shall acquire stock or other securities of the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation, as from time to time amended.

         SIXTH:    The number of directors of the Corporation,
until such number shall be increased pursuant to the By-Laws of the Corporation, shall be one. The number of directors shall never be less than the number prescribed by the Maryland General Corporation Law and shall never be more than twenty. The name of the person who shall act as director of the Corporation until the first annual meeting or until his successor is duly chosen and qualifies is David H. Dievler.

         SEVENTH: The following provisions are inserted for the purpose of defining, limiting and regulating the powers of the Corporation and of the Board of Directors and stockholders.

                   (1) The business and affairs of the
Corporation shall be managed under the direction of the Board of Directors which shall have and may exercise all powers of the Corporation except those powers which are by law, by these Articles of Incorporation or by the By-Laws conferred upon or reserved to the stockholders. In furtherance and not in limitation of the powers conferred by law, the Board of Directors shall have power:

                   (a) to make, alter and repeal by-laws of the Corporation;

                   (b)  to issue and sell, from time to time,
         shares of any class of the Corporation's stock in such amounts and on such terms and conditions, and for such


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         amount and kind of consideration, as the Board of
         Directors shall determine;

                        (c)  from time to time to set apart out
         of any assets of the Corporation otherwise available for dividends a reserve or reserves for working capital or for any other proper purpose or purposes, and to reduce, abolish or add to any such reserve or reserves from time to time as said Board of Directors may deem to be in the best interests of the Corporation; and to determine in its discretion what part of the assets of the Corporation available for dividends in excess of such reserve or reserves shall be declared in dividends and paid to the stockholders of the Corporation;

                   (d)  from time to time to determine the net
         asset value per share of the Corporation's stock or to establish methods to be used by the Corporation's officers, employees or agents for determining the net asset value per share of the Corporation's stock; and

                   (e)  from time to time to determine to what
         extent and at what times and places and under what conditions and regulations the accounts, books and records of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Maryland, unless and until authorized to do so by resolution of the Board of Directors or of the stockholders of the Corporation.

                   (2) The presence in person or by proxy of the holders of a majority of the shares of stock of the Corporation entitled to vote shall constitute a quorum at any meeting of the stockholders.

                   (3) Except as provided in Sections 4 and 5 of this Article SEVENTH and in Article NINTH, notwithstanding any provision of the Maryland General Corporation Law requiring a greater proportion than a majority of the votes of the Corporation's stock entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of a majority of the aggregate number of votes entitled to be cast thereon subject to any applicable requirements of the Investment Company Act of 1940, as in effect from time to time, or rules, regulations or orders thereunder promulgated by the Securities and Exchange Commission or any successor thereto.




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                   (4)  (a) Commencing with the calendar year
which begins on January 1, 1992, and in each calendar year thereafter, the Corporation shall, if the conditions set forth in the immediately following sentence have been satisfied, submit to its stockholders at the annual meeting of stockholders next following the end of such year a proposal that the Corporation, consistent with the Investment Company Act of 1940 as then in effect, amend these Articles of Incorporation to convert the Corporation from a "closed-end company" to an "open-end company" as those terms are defined in Sections 5(a)(2) and 5(a)(1), respectively, of the Investment Company Act of 1940, as in effect from time to time. The Corporation shall be required to submit such proposal at such annual meeting of stockholders only if both
(i) shares of the Corporation's Common Stock have traded on the principal securities exchange where listed at an average discount from net asset value of more than 10%, determined on the basis of the discount as of the end of the last trading day in each week during the period of 12 calendar weeks preceding December 31 in such year, and (ii) during such year the Corporation receives at its principal executive office written requests from the holders of 10% or more of the Corporation's outstanding shares of Common Stock that such a proposal be submitted to the Corporation's stockholders.

                        (b) Notwithstanding any other provisions of these Articles of Incorporation, the conversion of the corporation from a "closed-end company" to an "open-end company," and any amendment to the charter of the Corporation to effect any such conversion, shall require the affirmative vote of seventy-five percent 75%) of the outstanding shares of Common Stock of the Corporation. Such affirmative vote shall be in addition to the vote of the holders of the stock of the Corporation otherwise required by law or any agreement between the Corporation and any national securities exchange.

                   (5)  (a) Notwithstanding any other provision
of' these Articles of Incorporation, and subject to the exceptions provided in Paragraph (d) of this Section 5, the types of transactions described in Paragraph (c) of this Section 5 shall require the affirmative vote of seventy-five percent (75%) of the outstanding shares of Common Stock of the Corporation when a Principal Shareholder (as defined in Paragraph (b) of this Section 5) is a party to the transaction. Such affirmative vote shall be in addition to the vote of the holders of the stock of the Corporation otherwise required by law or any agreement between the Corporation and any national securities exchange.

                   (b)  The term "Principal Shareholder" shall
mean any corporation, person or other entity which is the beneficial owner, directly or indirectly, of more than five percent (5%) of the outstanding shares of stock of the


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Corporation and shall include any affiliate or associate, as such terms are defined in clause (B) below, of a Principal
Shareholder. For the purposes of this Section 5, in addition to the shares of stock which a corporation, person or other entity beneficially owns directly, (i) any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of stock of the Corporation (A) which it has the right to acquire pursuant to any agreement or upon exercise of conversion rights or warrants, or otherwise (but excluding stock options granted by the Corporation) or (B) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (A) above), by any other corporation, person or entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect from time to time, and (ii) the outstanding shares of any class of stock of the Corporation shall include shares deemed owned through application of clauses (A) and (B) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights or warrants, or otherwise.

                   (c)  This Section 5 shall apply to the
following transactions:

                   (i) The merger, consolidation or statutory share exchange of the Corporation with or into any Principal Shareholder.

                   (ii) The issuance of any securities of the Corporation to any Principal Shareholder for cash.

                   (iii) The sale, lease or exchange of all or any substantial part of the assets of the Corporation to any Principal Shareholder (except assets having an aggregate fair market value of less than $1,000,000, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

                   (iv) The sale, lease or exchange to the
         Corporation or any subsidiary thereof, in exchange for securities of the Corporation, of any assets of any Principal Shareholder (except assets having an aggregate fair market value of less than $1,000,000, aggregating for the purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).


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                   (d) The provisions of this Section 5 shall not
be applicable to (i) any of the transactions described in Paragraph (c) of this Section if the Board Directors of the Corporation shall by resolution have approved a memorandum of understanding with such Principal Shareholder with respect to and substantially consistent with such transaction, or (ii) any such transaction with any corporation of which a majority of the outstanding shares of all classes of stock normally entitled to vote in elections of directors is owned of record or beneficially by the Corporation and its subsidiaries.

                   (e) The Board of Directors shall have the power and duty to determine for the purposes of this Section 5 on the basis of information known to the Corporation, whether (i) a corporation, person or entity beneficially owns more than five percent (5%) of the outstanding shares of any class of stock of the Corporation, (ii) a corporation, person or entity is an "affiliate" or "associate" (as defined above) of another, (iii) the assets being acquired or leased to or by the Corporation, or any subsidiary thereof, constitute a substantial part of the assets of the Corporation and have an aggregate fair market value of less than $1,000,000, and (iv) the memorandum of understanding referred to in Paragraph (d) hereof is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for all purposes of this Article.

                   (6)  Any determination made in good faith by
or pursuant to the direction of the Board of Directors, as to the amount of the assets, debts, obligations, or liabilities of the Corporation, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating such reserves or charges, as to the use, alteration or cancellation of any reserves or charges (whether or not any debt, obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged or shall be then or thereafter required to be paid or discharged), as to the value of or the method of valuing any investment owned or held by the Corporation, as to the market value or fair value of any investment or fair value of any other asset of the Corporation, as to the number of shares of the Corporation outstanding, as to the estimated expense to the Corporation in connection with purchases of its shares, as to the ability to liquidate investments in orderly fashion, or as to any other matters relating to the issue, sale, purchase or other acquisition or disposition of investments or shares of the Corporation, shall be final and conclusive and shall be binding upon the Corporation and all holders of its shares, past, present and future, and shares of the Corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as aforesaid.



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                   (7)  Except to the extent prohibited by the
Investment Company Act of 1940, as in effect from time to time, or rules, regulations or orders thereunder , promulgated by the Securities and Exchange Commission or any successor thereto or by the By-Laws of the Corporation, a director, officer or employee of the Corporation shall not be disqualified by his position from dealing or contracting with the Corporation, nor shall any transaction or contract of the Corporation be void or voidable by reason of the fact that any director, officer or employee or any firm of which any director, officer or employee is a member or any corporation of which any director, officer or employee is a stockholder, officer or director, is in any way interested in such transaction or contract; provided that in case a director, or a firm or corporation of which a director is a member, stockholder, officer or director, is so interested, such fact shall be disclosed to or shall have been known by the Board of Directors or a majority thereof; and any director of the Corporation who is so interested, or who is a member, stockholder, officer or director of such firm or corporation, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such transaction or contract, with like force and effect as if he were not such director, or member, stockholder, officer or director of such firm or corporation.

                   (8) Specifically and without limitation of
Section 7 of this Article SEVENTH but subject to the exception therein prescribed, the Corporation may enter into management or advisory, underwriting, distribution and administration contracts and other contracts, and may otherwise do business, with Alliance Capital Management Corporation, and any parent, subsidiary or affiliate of such firm or any affiliate of any such affiliate, or the stockholders, directors, officers and employees thereof, and may deal freely with one another notwithstanding that the Board of Directors of the Corporation may be composed in part of directors, officers or employees of such firm and/or its parents, subsidiaries or affiliates and that officers of the Corporation may have been, be or become directors, officers, or employees of such firm and/or its parents, subsidiaries or affiliates, and neither such management or advisory, underwriting, distribution or administration contracts nor any other contract or transaction between the Corporation and such firm and/or its parents, subsidiaries or affiliates shall be invalidated or in any way affected thereby, nor shall any director or officer of the Corporation be liable to the Corporation or to any stockholder or creditor thereof or to any person for any loss incurred by it or him under or by reason of such contract or transaction; provided that nothing herein shall protect any director or officer of the Corporation against any liability to the Corporation or to its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless


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disregard of the duties involved in the conduct of his office;
and provided always that such contract or transaction shall have been on terms that were not unfair to the corporation at the time at which it was entered into.

         EIGHTH:   To the maximum extent permitted by the
Maryland General Corporation Law as from time to time amended, the Corporation shall indemnify its currently acting and its former directors and officers and those persons who, at the request of the Corporation, serve or have served another corporation, partnership, joint venture, trust or other enterprise in one or more of such capacities.

         NINTH:    (1) The Corporation reserves the right to
amend, alter, change or repeal any provision contained in these Articles of Incorporation or in any amendment hereto in the manner now or hereafter prescribed by the laws of the State of Maryland, including any amendment which alters the contract rights, as expressly set forth in these articles, of any outstanding stock, and all rights conferred upon stockholders herein are granted subject to this reservation.

                   (2) Notwithstanding Section 1 of this Article NINTH or any other provisions of these Articles of Incorporation, no amendment to these Articles of Incorporation of the Corporation shall amend, alter, change or repeal any of the provisions of Sections 4 and 5 of Article SEVENTH and this Article NINTH unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of seventy-five percent (75%) of the outstanding shares of Common Stock of the Corporation. Such affirmative vote shall be in addition to the vote of the holders of the stock of the Corporation otherwise required by law or any agreement between the Corporation and any national securities exchange.

         IN WITNESS WHEREOF, the undersigned, being the incorporator of the Corporation, has adopted and signed these Articles of Incorporation for the purpose of forming the corporation described herein pursuant to the Maryland General Corporation Law and does hereby acknowledge that said adoption and signing are her act.

                                  /s/ Donna L. Schaeffer
                                  ----------------------------
                                  Donna L. Schaeffer

Dated: June 12, 1987






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